Exhibit 10.33

AMENDMENT NUMBER ONE
TO THE
HEALTH NET, INC.
DEFERRED COMPENSATION PLAN
(As Amended and Restated effective January 1, 2010)

WHEREAS, Health Net, Inc. (the “Company”) maintains the Health Net, Inc. Deferred Compensation Plan, as amended and restated (the “Plan”) for the benefit of certain key employees of the Company and certain of its subsidiaries;
WHEREAS, the Company desires to amend the Plan to provide for certain beneficiary rights to Registered Domestic Partners (as defined in the Plan) under the terms of the Plan;
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) has the authority to amend the Plan pursuant to Section 6.5 of the Plan; and
WHEREAS, the Compensation and Benefits Administrative Committee (the “Administrative Committee”) has been delegated the authority by the Compensation Committee to amend any Company compensation and benefit plans; provided, that, such amendment does not have a significant increase in cost to the Company and does not represent significant adverse changes for associates.
NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, effective as of November 18, 2013, as follows:
1.A new Section 2.23A of the Plan is hereby inserted after Section 2.23:
“2.23A     “Registered Domestic Partner” shall mean a person who, together with the Participant, has either registered with a state or local government’s domestic partnership registry or has entered into a civil union. No Participant may simultaneously have a spouse and a Registered Domestic Partner. In the event of such a conflict, the Plan will recognize the person who first entered into a valid relationship with the Participant, provided such relationship has not been dissolved.”
2.Section 4.5 of the Plan is hereby amended and restated in its entirety as follows:
“4.5    Beneficiaries. A Participant shall have the right to designate a Beneficiary, and amend or revoke such designation at any time, in writing. Such designation, amendment or revocation shall be effective upon receipt of the Participant’s written designation by the Company. If a Participant has a spouse or Registered Domestic Partner at the time a Beneficiary designation is submitted to the Company, the designation of a Beneficiary other than the Participant’s spouse or Registered Domestic Partner shall not be effective unless the Participant’s spouse or Registered Domestic Partner consents to such designation in writing, or it is established to the satisfaction of the Company that such consent could not be obtained because the Participant’s spouse or Registered Domestic Partner cannot be located or such other circumstances as may be considered by the Company. Subject to the preceding sentence, a Participant may from time to time, without the consent of any Beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Company and shall be filed with the

Company. If no Beneficiary survives the Participant, the Company shall direct that payment of any balance to the Participant’s account(s) be made in the following order of priority:
(a) to the Participant’s spouse or Registered Domestic Partner; or if none,
(b) to the beneficiaries designated in the Participant’s last will, if specific reference is made therein to the payment of such account(s); or if none,
(c) to the Participant’s descendants, per stirpes; or if none,
(d) to the Participant’s estate.”
3.Capitalized terms used in this Amendment Number One and not otherwise defined shall have the same meanings assigned to them in the Plan. Except as otherwise expressly set forth in this Amendment Number One, the Plan shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be signed on this 18th day of November, 2013.

HEALTH NET, INC.

By:    /s/ Karin D. Mayhew
Name:    Karin D. Mayhew
Title:     Senior Vice President, Organization
Effectiveness